UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2007

Unit Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-9260	73-1283193
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7130 South Lewis, Suite 1000, Tulsa, Oklahoma	74136
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (918) 493-7700

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

_	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
_	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
_	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
_	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations.

Item 1.01 Entry into a Material Definitive Agreement .

On May 24, 2007, Unit Corporation, including certain of its subsidiaries (collectively the "Company"), and, among others, Bank of Oklahoma, N.A., as administrative agent and as co-arranger, Bank of America as a co-arranger, BMO Capital Markets Financing, Inc as syndication agent and Compass Bank as document agent (collectively the "Lenders") entered into a First Amended and Restated Senior Credit Agreement ("Agreement"). The Agreement amends and restates the company's existing credit agreement entered into between the Company and certain lenders on January 30, 2004, as subsequently amended ("Existing Credit Agreement"). The Agreement provides for, among other things, an initial Aggregate Commitment of $275,000,000 and an initial Maximum Credit Amount of $400,000,000. Subject to future redetermination as provided in the Agreement, the initial Borrowing Base is set at $425,000,000.

The proceeds from the Agreement will be used to (i) refinance in full any existing indebtedness and extinguishment of the commitments issued under the Existing Credit Agreement, (ii) general working capital requirements for (a) exploration, development, production and acquisition of Oil and Gas Properties, (b) contract drilling services, and (c) gas gathering systems, gas processing plants and other midstream assets, (iii) issuance of standby Letters of Credit, and (iv) general corporate purposes of the Company.

The Agreement will terminate in five (5) years or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated under its terms.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the attached copy of the Agreement, which is incorporated by reference into this item 1.01. Capitalized terms used and not otherwise defined herein have the meanings given them in the Agreement.

Section 9 - Financial Statements and Exhibits.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

Not Applicable.

(b) Pro Forma Financial Information.

Not Applicable.

(c) Exhibits.

10.1	First Amended and Restated Senior Credit Agreement dated May 24, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unit Corporation

Date: May 25, 2007	By:	/s/ Mark E. Schell
Mark E. Schell Senior Vice President and General Counsel

1

        EXHIBIT INDEX

Exhibit No. Description.

10.1	First Amended and Restated Senior Credit Agreement dated May 24, 2007